Exhibit 99.2

May 16, 2022

Liberty Media Corporation to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will be holding its virtual Annual Meeting of Stockholders on Tuesday, June 14, 2022 at 8:00 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LMC2022. The record date for the meeting is 5:00 p.m., New York City time, on April 18, 2022. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Liberty Media meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

John Malone, Chairman of Liberty Media, and Greg Maffei, President and Chief Executive Officer of Liberty Media, will be available for a Q&A session following the conclusion of the Liberty TripAdvisor Holdings, Inc. virtual Annual Meeting, which is scheduled to begin at 8:45 a.m. M.T. Please visit www.virtualshareholdermeeting.com/LTAH2022 to listen to the Q&A session. All questions for the Q&A session must be submitted in advance. To submit a question, please email investor@libertymedia.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Tuesday, June 7, 2022. During the Q&A session, Liberty Media may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will also be available on the Liberty Media website. All interested persons should visit https://www.libertymedia.com/investors/news-events/ir-calendar to access the webcasts. An archive of the webcasts will also be available on this website after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and its interest in Liberty Media Acquisition Corporation.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation